Exhibit 99.2

April 7, 2020

Dear Broker-Dealer/Representative:

I am writing to provide an important update regarding Procaccianti Hotel REIT, Inc. (referred to herein as “we,” “us”, “our” and the “Company”).

The Company is taking the ongoing coronavirus (“COVID-19”) pandemic extremely seriously and is proactively taking steps to attempt to address the corresponding operational threats to the Company’s hotel properties in an effort to minimize the impact of COVID-19 on the Company’s financial results and position the Company to rebound as quickly as possible once the situation has stabilized. Although reasonable projections of a ‘V’ or ‘U’ shaped economic recovery might be anticipated following this crisis, presently there are no clear indications as to the depth, severity or duration of the COVID-19 pandemic in the United States. The Company intends to release an updated net asset value (“NAV”) per share of all classes of its capital stock calculated as of March 31, 2020 when available, which it expects to be lower than the current NAV per share.

In response to the global pandemic of COVID-19, on April 7, 2020, the board of directors of the Company (the “Board”), in addition to the actions they previously took on March 20, 2020, which are described below, unanimously approved the following actions:

•	the temporary suspension of the sale of shares of the Company’s common stock in the Company’s ongoing public offering, effective as of April 7, 2020; and

•	the temporary suspension of the Company’s distribution reinvestment plan (the “DRIP”), effective as of April 17, 2020.

The Board made this difficult decision because it does not believe it is appropriate for the Company to continue to sell shares of common stock until it has determined an updated NAV per share. In addition, the Company previously announced the following information relating to distributions and share repurchases in a Current Report on Form 8-K filed on March 20, 2020:

Distributions

We intend to pay quarterly distributions with respect to the quarter ended March 31, 2020, with operating cash flow, consistent with prior distributions. Our board of directors will make determinations as to the payment of future distributions on a quarter by quarter basis; however, distributions will continue to accrue pursuant to our charter.

Repurchases

Our board of directors decided to temporarily suspend repurchases under our share repurchase program effective with repurchase requests that would otherwise be processed in April 2020 due to the negative impact of the coronavirus (COVID-19) pandemic on our portfolio to date; provided, however, we will continue to process repurchases due to death in accordance with the terms of our share repurchase program. We will announce any updates concerning our share repurchase program in a Current Report on Form 8-K. Any unprocessed requests will automatically roll over to be considered for repurchase when we fully reopen our share repurchase program, unless a stockholder withdraws the request for repurchase five business days prior to the next repurchase date.

We also note that Procaccianti Hotel Advisor, LLC (the “Advisor”) does not receive its asset management fees unless the stated distribution is fully covered. While it is impossible to predict when the Company will be able to return to normal operations during these uncertain times, the Board and the Company’s management will continue to evaluate the Company's financial condition and the overall economic environment in order to determine an appropriate time to recommence sales of shares in the Company’s offering and pursuant to the DRIP and fully reinstate the share repurchase program.

Thank you for your continued trust and support as the Company navigates this unprecedented challenge. The Board and the Company’s management are fully committed to preserving the value of your client’s investment in the Company. Please note that the Company is sending a similar letter to all stockholders.

Should you have any questions, please contact S2K Financial at (877) 227-4141 or email info@s2kco.com.

Sincerely,

/s/ James A. Procaccianti

James A. Procaccianti

Chief Executive Officer and President